UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

CERTIFIED DIABETIC SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53628	65-0765452
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10061 Amberwood Road, Ft. Myers, Florida 33913

(Address of principal executive offices) (Zip code)

(239) 430-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events

Certified Diabetic Services, Inc. (the “Company”) is contesting the reconsideration appeal decision of the Medicare Hearing Officer received by the Company on December 21, 2009, which upheld the National Supplier Clearinghouse’s October 18, 2009 revocation of the Company’s Medicare supplier number and found that the Company was not in compliance with Medicare DMEPOS Supplier standards #1 and #5 notwithstanding that the Medicare Hearing Officer found the Company was in compliance with Florida state licensing issues as of October 18, 2009.

The Company is contesting and appealing the Medicare Hearing Officer’s decision and finding that the Company was not in compliance with all Medicare DMEPOS supplier standards. The Company has initiated an Administrative Law Judge (“ALJ”) appeal at the next level of review in the Medicare administrative appeal process on the grounds that the hearing officer at the reconsideration level did not apply the correct Medicare standard of review in reaching the reconsideration decision and that she exceeded the scope of review of the matter before her by interjecting as grounds for her decision claims issues which were not the subject of any adverse determination to the Company, and which would be subject to their own separate administrative appeal procedures at such time (if any) as they are raised by a Medicare Administrative Contractor which processes and administers the DMEPOS claims process. A decision must be rendered by the ALJ within 180 days of the submission of the appeal.

The Company has been unable to bill Medicare for the products it has shipped to its customers since October 18, 2009. The Company derives approximately 60% of its revenues from Medicare; as such, if the Company cannot secure interim funding while the appeal is pending, it will likely be forced to liquidate its assets or engage in some other form of business combination with another entity in the industry.

In an effort to conserve assets, the Company has terminated approximately 35 of its 40 employees. The Company is currently exploring alternatives to obtain interim financing while the appeal is pending and is also considering offers to sell all, or substantially all, of the Company’s assets or engage in some other form of business combination with another entity in the industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CERTIFIED DIABETIC SERVICES, INC.

By:	/s/ LOWELL M. FISHER, JR.
Lowell M. Fisher, Jr., Chief Executive Officer

Dated: January 15, 2010